Exhibit 99.2

PRESS RELEASE

Curis Announces Updated Preliminary Data from Ongoing Phase 1 Study of CA-4948 Showing Durable and Dose-Dependent Reductions in Tumor Burden in Patients with Relapsed or Refractory Non-Hodgkin’s Lymphoma

- Tumor reductions observed in 6 of 7 patients treated at 300 mg BID following median 4 prior lines of therapy -

- Patients receiving 300 mg BID have remained on therapy for extended periods of time (1 to 2 years) -

- Two potential biomarkers identified that demonstrate target engagement and highlight potential for patient enrichment strategy -

- Recommended Phase 2 dose of 300 mg BID balances durable anti-cancer activity and extended tolerability profile –

- Management to host virtual KOL event Tuesday, December 8 at 8:00 a.m. ET -

LEXINGTON, Mass., December 7, 2020 /PRNewswire/ — Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer, today announced updated data from its ongoing Phase 1, open-label, dose escalation study of CA-4948, an IRAK4 kinase inhibitor, for the treatment of patients with relapsed or refractory (R/R) non-Hodgkin’s lymphoma (NHL), including patients with diffuse large B-cell lymphoma (DLBCL), Waldenström’s macroglobulinemia (WM) and oncogenic MYD88 mutations, and also declared the recommended Phase 2 dose of the investigational drug. The new results, which will be shared in a virtual oral presentation at the 62nd American Society of Hematology (ASH) Annual Meeting and Exposition, show that the recommended Phase 2 dose of 300 mg BID of CA-4948 monotherapy provides potent and durable anti-cancer activity in patients with relapsed or refractory non-Hodgkin’s lymphoma.

“We are tremendously pleased to report that IRAK4 inhibition with CA-4948 monotherapy could potentially offer a novel treatment approach for patients with NHL,” said James Dentzer, President and Chief Executive Officer of Curis. “We believe these preliminary data, demonstrating the tolerability and durable anti-cancer activity of single-agent CA-4948 therapy for these extremely sick patients, validate our development approach for this program and reaffirm our enthusiasm for the therapeutic potential of a combination therapy with proven synergistic treatments like ibrutinib. Anti-cancer activity was observed across multiple dose levels, which provides additional flexibility as we continue to develop CA-4948 for NHL. Among the active dose levels, we believe that 300 mg twice-daily has the potential to strike the most favorable balance of durable anti-cancer activity and tolerability for long-term treatment. We are also highly encouraged by the data gathered on our two exploratory biomarkers, which we believe support a compelling patient enrichment strategy. We are eager to work with our investigators, clinicians, and the broader patient community to advance the development of this novel treatment approach in a patient population in need of better treatment options.”

“CA-4948 consistently reduced tumor burden at the recommended Phase 2 dose of 300 mg twice daily. Data like these, even at this early stage, are compelling for the patients and physicians contending with this degree of relapsed or refractory disease,” said Robert Martell, Head of R&D of Curis. “These are patients facing the poorest prognoses after numerous prior lines of other therapies failed to meaningfully temper their disease progression. For these patients, any degree of tumor reduction may represent a significant improvement. Equally promising is the prospect of long-term tumor reduction and tolerability. This profile, along with the unique synergistic potential of a CA-4948/BTK inhibitor combination, could potentially offer a groundbreaking development in a disease area with considerable need.”

The reported updated preliminary data are from Curis’s ongoing Phase 1, open-label, dose escalation 3+3 study designed to evaluate the safety and tolerability of CA-4948, in addition to pharmacokinetics, pharmacodynamics, anti-cancer activity, and biomarker correlations, in patients with R/R NHL. Seven dosing cohorts have been treated in continuous 21-day cycles at levels of 50 mg and 100 mg once-daily (QD), and 50 mg, 100 mg, 200 mg, 300 mg, or 400 mg twice-daily (BID). The data being reported from this ongoing trial are preliminary and subject to change.

Key findings from the ongoing Phase 1 study include:

•	CA-4948 was demonstrated to be generally well-tolerated, most AEs have been Grade 1-2.

•	Preliminary tolerability profile supports potential long-term treatment and combination with other active drugs against NHL.

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Enrolled patients include those with DLBCL, WM, marginal zone lymphoma (MZL), follicular lymphoma (FL), lymphoplasmacytic lymphoma (LPL), transformed high-grade-B-Cell lymphoma (HGBCL), and mantle cell lymphoma (MCL).

•	Patients enrolled experienced a median of 4 prior lines of treatment (range 1-8).

•	Anti-cancer activity, as measured by reduction of tumor burden, was observed in:

•	6 of 7 evaluable patients receiving RP2D of 300 mg BID, with a mean reduction of 27% (ranging from 6% to 67%).

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One patient with WM, who dose escalated from 50mg to 100mg to 200mg to 300mg (all doses, BID), experienced dose-dependent reductions in tumor burden at each dose level, eventually reaching a tumor burden reduction of 67% (partial response) following escalation to the 300mg BID dose. This patient continues to remain on therapy after 728 days (as of December 7th, 2020).

•	3 patients have been on therapy for greater than 1 year.

•	Encouraging early data for two potential biomarkers (NF-KB p-p50 and MYD88).

•	Early data for NF-KB p-p50 biomarker may support patient selection:

•	Patients whose tumors do not exhibit NF-KB activity may not be amenable to NF-KB downregulation.

•	7 of 7 patients testing negative for p-p50 at baseline experienced disease progression.

•	2 of these patients were dosed at 200mg BID.

•	Patients whose tumors do exhibit NF-KB activity may be amenable to NF-KB downregulation.

•	6 of 7 patients testing positive for p-p50 at baseline achieved stable disease or tumor shrinkage.

•	1 of these patients was dosed at 300mg BID.

•	Early data for MYD88 biomarker may support patient enrichment:

•	Both patients identified as positive for MYD88 mutation experienced tumor reduction, including a partial response.

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More data are needed to confirm this potential predictive biomarker, but we believe positive patient outcomes are consistent with the thesis that patients with MYD88-mutated tumors should benefit from IRAK4 inhibition.

Webcast Event Information

Curis management will host a virtual KOL event tomorrow, December 8, 2020 at 8:00 am ET to discuss these results with Dr. Amit Verma, Professor of Medicine-Oncology at Albert Einstein College of Medicine, and Director of the MDS Program at Montefiore Medical Center located in Bronx, NY. To access the webcast, please visit the Events and Presentations section of the Curis website at https://www.curis.com/.

About Curis, Inc.

Curis is a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer. In 2015, Curis entered into a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule antagonists of immune checkpoints including the VISTA/PDL1 antagonist CA-170, and the TIM3/PDL1 antagonist CA-327, as well as the IRAK4 kinase inhibitor, CA-4948. CA-4948 is currently undergoing testing in a Phase 1 trial in patients with non-Hodgkin’s lymphoma and in a Phase 1 trial in patients with acute myeloid leukemia and myelodysplastic syndromes. In addition, Curis is engaged in a collaboration with ImmuNext for development of CI-8993, a monoclonal anti-VISTA antibody, which is currently undergoing testing in a Phase 1a/1b trial in patients with solid tumors. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma. For more information, visit Curis’ website at www.curis.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding any expectations of the potential for the Company’s proprietary drug candidate CA-4948, including with respect to the potency, anti-cancer activity, durability and tolerability of CA-4948, future studies with respect to CA-4948, the potential advantages and benefits of CA-4948 and small molecule checkpoint antagonists, and the Company’s plans to advance its development programs. Forward-looking statements may contain the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis’s drug candidates may fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never receive regulatory approval. Favorable results seen in preclinical studies and early clinical trials of Curis’s drug candidates may not be replicated in later trials. There can be no guarantee that Curis’s collaborations with Aurigene and ImmuNext will continue for their full terms and receive sufficient financing and other resources, or that the parties will successfully discover, develop or commercialize drug candidates under the collaborations. Regulatory authorities may delay or restrict Genentech’s and/or Roche’s ability to continue to develop or commercialize Erivedge in BCC. Erivedge may not merit further development in disease indications other than BCC. Competing drugs may be developed that are superior to Erivedge. Curis faces risks relating to the transfer and encumbrance of certain royalty and royalty-related payments on commercial sales of Erivedge, which could have a material adverse effect on its business, financial condition and stock price. Based on its available cash resources, Curis does not have sufficient cash on hand to support current operations for the next 12 months. If it is not able to obtain sufficient funding, it will be forced to delay, reduce in scope or eliminate some of its research and development programs, including related clinical trials and operating expenses, potentially delaying the time to market for, or preventing the marketing of, any of its product candidates, which could adversely affect its ability to continue operations and pursue its business strategies. Curis faces substantial competition. Curis also faces the risk of potential adverse decisions made by the FDA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time-consuming patent proceedings. Unstable market and economic conditions, natural disasters, public health crises, political crises, and other events outside of Curis’s control could significantly disrupt its operations or the operations of third parties on which Curis depends. For example, the COVID-19 pandemic may result in closures of third-party facilities, impact clinical trial enrollment or impact sales of Erivedge. The extent to which the COVID-19 pandemic may impact Curis’s business is uncertain. Other important factors that may cause or contribute to actual results being materially different from those indicated by forward-looking statements include the factors set forth under the caption “Risk Factors” in Curis’s most recent Form 10-K and Form 10-Q and the factors that are discussed in other filings that Curis periodically makes with the Securities and Exchange Commission (“SEC”). In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’s views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts

Investor Relations

Stephanie Ascher

Stern Investor Relations, Inc.

(212) 362-1200

stephanie.ascher@sternir.com